Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NBT Bancorp Inc. on Amendment No. 3 to Form S-4 of our report dated March 14, 2012, on the consolidated financial statements and effectiveness of internal control over financial reporting of Alliance Financial Corporation and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Cleveland, Ohio

January 28, 2013